IMMAGE BIOTHERAPEUTICS CORP.

EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT, effective as of this **15th of July** 2015 (this "Agreement") by and between **IMMAGE BIOTHERAPEUTICS CORP.**, (a/k/a Epicure Charcoal Inc), a Nevada corporation (the "Company" or "Immage") and Dr. Dan Achinko, with an address at 1703 East-West Highway Silver Spring, Maryland 20910 (the "Executive").

WITNESSETH:

WHEREAS, the Company desires to memorialize its employment with the Executive as its Vice President for Bioinformatics and the Executive desires to accept such employment subject to and in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties, intending to be legally bound, hereto agree as follows:

ARTICLE I POSITION; TERM

1.1 Position. The Company desires to employ the Executive as Vice President for Bioinformatics, which employment the Executive hereby accepts, all in the capacity and on the terms and conditions hereinafter set forth. During the Term (as defined below). The Executive shall work from him home or .

1.2 Duties. During the Term, the Executive shall devote his full working time, attention and energies to the business of the Company and to the performance of his services hereunder, all under and subject to the direction and control of the Chief Scientific Officer and the Board of Directors of the Company (the "Board") and/or the designee of the Board of Directors. The services to be performed by the Executive shall be as follows:

Your full responsibilities as Vice President for Bioinformatics Job Description Policy for Immage is described in part below and in the context of the firm's drug discovery mission.

Immage is a biotechnology company whose foremost goal is to develop prophylaxis and therapeutics for cancer through the rapid and efficient development of cutting edge peptide vaccine candidates using bioinformatics and outsourced laboratory resources.

DEPARTMENT: Executive

JOB TITLE: Vice President of Bioinformatics

REPORTS TO: Chief Scientific Officer

JOB PURPOSE: The Vice President of Bioinformatics will conduct research using bioinformatics theory and methods in areas such as pharmaceuticals, medical technology, biotechnology, computational biology, proteomics, computer information science, biology and medical informatics. May design databases and develop algorithms for processing and analyzing genomic information, or other biological information in relationship to the business. Immage business focus including peptide synthesis, T-cell restricted epitope design, tumor homing phage display, cancer protein to protein networking collaboration,

and the development of Immage's intellectual property library of cancer tumor antigens restricted peptide as vaccine candidates.

ESSENTIAL DUTIES AND RESPONSIBILITIES

1) Recommend new systems and processes to improve operations.

2) Keep abreast of new biochemistries, instrumentation, or software by reading scientific literature and attending professional conferences.

3) Confer with departments such as marketing, business development, and operations to coordinate product development or improvement.

4) Collaborate with software developers in the development and modification of commercial bioinformatics software.

5) Test new and updated bioinformatics tools and software.

6) Provide statistical and computational tools for biologically based activities such as genetic analysis, measurement of gene expression, and gene function determination.

7) Prepare summary statistics of information regarding human genomes.

8) Instruct others in the selection and use of bioinformatics tools.

9) Improve user interfaces to bioinformatics software and databases.

10) Develop data models and databases.

11) Create or modify web-based bioinformatics tools.

12) Create novel computational approaches and analytical tools as required by research goals.

13) Direct the work of technicians and information technology staff applying bioinformatics tools or applications in areas such as genomics, proteomics, transcriptomics, metabolomics, and clinical bioinformatics.

14) Develop new software applications or customize existing applications to meet specific scientific project needs.

15) Design and apply bioinformatics algorithms including unsupervised and supervised machine learning, dynamic programming, or graphic algorithms.

16) Compile data for use in activities such as gene expression profiling, genome annotation, and structural bioinformatics.

17) Communicate research results through conference presentations, scientific publications, or project reports.

18) Manipulate publicly accessible, commercial, or proprietary genomic, proteomic, or post-genomic databases.

19) Consult with researchers to analyze problems, recommend technology-based solutions, or determine computational strategies.

20) Analyze large molecular datasets such as raw microarray data, genomic sequence data, and proteomics data for clinical or basic research purposes.

In this connection, during the Term (i) the Executive shall not render services to or for any other person, firm, corporation or business in this capacity and (ii) shall have no interest directly or indirectly in any other person, firm, corporation or business whose business is related to or competitive with the business of the Company; provided, however, the Executive may own, directly or indirectly, solely as an investment, securities of any entity provided the Executive (a) is not a controlling person of, or a member of a group which controls, such entity and (b) does not, directly or indirectly, own five percent or more of any class of securities of such entity. Notwithstanding the foregoing, so long as it does not interfere with his full time employment hereunder, the Executive may attend to outside investments and serve as a director, trustee or officer of or otherwise participate in charitable and civic organizations and serve as director of corporations whose business is unrelated to the business of the Company.

1.3 Term. The term of employment shall commence on June 9, 2015 and shall continue until the date that is two years from the first day of the Executive's employment with the Company (the "Initial Term"'). Thereafter, unless either party shall send written notice of termination to the other at least ninety (90) days prior to the termination of the Initial Term or any extension term, this Agreement shall automatically be renewed biannually on the terms and conditions contained herein. Notwithstanding the foregoing, this Agreement shall be subject to the termination provisions set forth in Article IV below. For purposes of this Agreement, "Term" shall mean collectively the Initial Term and any renewal term, if any, during which this Agreement remains in effect.

ARTICLE II SALARY; BONUSES

2.1

Annual Base Salary, (a) During the Term, the annual base salary (the "Base Salary") to be paid by the Company to the Executive shall be $25 Thousand Dollars ($25,000.00) per year payable twice monthly, or in such other manner as the parties shall mutually agree, subject to withholding for applicable taxes. The Board shall review the salary compensation of the Executive annually at the contract anniversary during the Term.

(b) The Company shall deduct from the Base Salary the applicable federal, state and local income tax liability.

2.2

Bonus, (a) In addition to the Base Salary, the Executive shall be eligible to receive a discretionary bonus of up to $4,000.00 in the first year of employment with the Company, such award and such amounts to be determined by the Board in accordance with the guidelines as set forth in Appendix A. Bonus distributions may be in the form of cash and/or stock (nature and class of any such stock issued as a bonus will be at the sole discretion and determination of the Board). The Company shall deduct from the bonus applicable federal, state and local income tax liability. All bonuses granted will be paid on or before the 15th day of the month following the month of the bonus grant. In the event that shares are issued under this Bonus provision, then all terms and applicability, of such share issuance, will be governed and subject to the applicable rules and regulations of the Securities and Exchange Commission.

Notwithstanding Sections 2.1 and 2.2, above, the Executive compensation shall not begin until the Company obtains full seed funding of four hundred fifty thousand dollars ($450,000), or as otherwise decided by the Board.

ARTICLE III BENEFITS

3.1 Business Expenses The Company, upon presentation by the Executive of appropriate substantiating documentation, shall reimburse the Executive for all reasonable and necessary business expenses up to Four hundred dollars ($400) per month, incurred by the Executive in connection with the performance of his duties under this Agreement, including reasonable accommodation expenses during travel required in connection with the performance of the Executive's duties.

3.2 Paid Time Off The Executive shall be entitled to the same PTO benefits as provided by the Company to the employees of the Company, for PTO allocation and eligibility purposes the Executive shall be eligible for PTO time based on the Executives original date of employment. Any PTO not taken in any twelve (12) consecutive month period may be taken only in the following twelve (12) consecutive month period at the consent and agreement of the Board of Directors. The Executive shall enjoy the same PTO benefits as provided by the Company to the employees of the Company.

3.3 Additional Benefits. Effective upon full seed funding of $1,000,000, or as otherwise decided by the Board, the Executive and his family (as applicable) shall be entitled to participate in any pension or profit sharing plans, group health, accident or life insurance plans, group medical and hospitalization plan, and other similar benefits as may be available to the employees of the Company and the benefits payable to the Executive or to his account thereunder shall be made commensurate with his status in the Company.

ARTICLE IV TERMINATION

4.1 Termination for Cause, (a) The Executive's engagement hereunder may be terminated by the Company prior to the expiration of the Term (and thereupon the Term shall be such shorter period) in the event the Company discharges Executive for "Cause". If the Company terminates the Executive for Cause, the Executive shall be entitled to receive, in a lump sum cash payment, the Base Salary accrued through the date of termination, plus any accrued PTO, in each case to the extent therefore unpaid.

(b) For purposes hereof, "Cause" shall mean any one of the following:

(A) willful and continuing disregard of his job responsibilities or material breach by the Executive of this Agreement; or

(B) breach of Company policies and/or procedures as documented and provided by the Company; or

(C) being convicted of a felony or other serious crime.

4.2 Termination Without Cause or for Good Reason, (a) If, before the last day of the first year of the Term, (i) the Company terminates the Executive's employment other than for Cause, (ii) the Executive terminates his employment for Good Reason (as defined below), or (iii) his employment is terminated pursuant to Section 4.3 below, the Executive shall be paid a cash payment equal to the sum of one month's salary for termination during the first year and two months' salary for termination during the second year up to a maximum six (6) months over the duration of five years.

In addition to the foregoing, the Executive shall be entitled to the Bonus, if any, to which he would have been entitled for the year in which the termination occurs, if any such bonus would occur, provided that the amount of the Bonus and the time it shall be paid to the Executive shall be determined pursuant to Section 2.2 of this Agreement.

(b) The following events or circumstances shall constitute "Good Reason," entitling the Executive to terminate his employment in the manner set forth above: any failure by the Company, in any respect, to comply with any of the compensation or benefits provisions of this Agreement, other than a failure not occurring in bad faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by the Executive.

4.3 Change of Control. If a Change of Control (as defined in the Annex attached hereto) occurs.

4.4 Disability: Death. In the event that during the Term the Executive shall either die or in the reasonable judgment of the Board, be unable to perform his duties because of any medically determinable physical or mental impairment for a period in excess of one-hundred twenty (120) days in any twelve (12) month period, the Company shall have the right to suspend payment of the Base Salary for any time after the expiration of thirty (30) days after such determination, and at any time thereafter, to terminate this Agreement. In the event of such termination, the Company shall pay to the Executive or his legal representative (i) the amount of the Base Salary payable hereunder for a period of six (6) months following the termination date at the rate prevailing on the termination date and (ii) any accrued and unpaid Bonus, if any.

ARTICLE V REPRESENTATION; NON-COMPETITION; CONFIDENTIALITY

5.1 Executive Representation. The Executive represents that the Executive's execution of this Agreement and the performance of his duties required hereunder will neither be a breach of any other employment or other agreement nor a breach of any noncompetition or similar agreement.

5.2 Non-Competition, (a) The Executive agrees that during the Term and for the period of two years thereafter, he will not engage, directly or directly, either as principal, agent, consultant, proprietor, creditor, stockholder, director, officer or employee, or participate in the ownership, management, operation or control of any business which directly or indirectly competes with the business of the Company. The Executive acknowledges and agrees that the current market for the Company's business

extends throughout the United States, Europe, Asia, Africa and Canada and that it is therefore reasonable to prohibit the Executive from competing with the Company anywhere in such territory. This Section shall not apply to the Executive's ownership of less than five percent (5%) of the capital stock of a company having a class of capital stock which is traded on any national stock exchange or on the over-the-counter market.

(b) During the Term and for the period of two years thereafter, the Executive agrees that he will not, directly or indirectly, (i) solicit, divert or recruit or encourage any of the employees of the Company, or any person who was an employee of the Company during the Term, to leave the employ of the Company or terminate or alter their contractual relationship in a way that is adverse to the Company's interests, (ii) solicit or divert business from the Company, or assist any person or entity in doing so or attempting to do so or (iii) cause or seek to cause any person or entity to refrain from dealing or doing business with the Company or assist any person or entity in doing so or attempting to do so.

5.3 Confidential Information, (a) The Executive agrees that he shall hold in strict confidence and shall not at any time during or after his employment with the Company, directly or indirectly, (i) reveal, report, publicize, disclose, or transfer any Confidential Information (as described below) or any part thereof to any person or entity, (ii) use any of the Confidential Information or any part thereof for any purpose other than in the course of his duties on behalf of the Company, or (iii) assist any person or entity other than the Company to secure any benefit from the Confidential Information or any part thereof. All Confidential Information (regardless of the medium retained) and all abstracts, summaries or writings based upon or reflecting any Confidential Information in the Executive's possession shall be delivered by the Executive to the Company upon request therefore by the Company or automatically upon the expiration of the Term or termination of this Agreement.

(b) For purposes of this Agreement, "Confidential Information" shall mean any information relating to the business, operations, affairs, assets or condition (financial or otherwise) of the Company which is not generally known by non-company personnel, or is proprietary or in any way constitutes a trade secret (regardless of the medium in which information is maintained) which the Executive develops or which the Executive obtains knowledge of or access to through or as a result of the Executive's relationship with the Company. Confidential Information specifically includes, without limitation, business and marketing plans, financings, cost and pricing information, supplier information, all source code, system and user documentation, and other technical documentation pertaining to the hardware and software programs of the Company, including any proposed design and specifications for future products and products in development, and all other technical and business information considered confidential by the Company. Confidential Information shall not include any information that is generally publicly available or otherwise in the public domain other than as a result of a breach by the Executive of his obligations hereunder. For purposes of this Agreement, information shall not be deemed Confidential Information if (i) such information is available from public sources, (ii) such information is received from a third party not under an obligation to keep such information confidential, or (iii) the Executive can conclusively demonstrate that such information had been independently developed by the Executive.

5.4 Remedies. The Executive agrees and acknowledges that the foregoing restrictions and the duration and the territorial scope thereof as set forth in this Sections 5.2 and 5.3 are under all of the

circumstances reasonable and necessary for the protection of the Company and its business. In the event that the Executive shall breach any of the provisions of Sections 5.2 or 5.3, in addition to and without limiting or waiving any other remedies available to the Company, at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provision of this Agreement.

ARTICLE VI MISCELLANEOUS

6.1 Entire Agreement. This Agreement constitutes the entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any and all previous agreements or understandings between the Executive and the Company concerning the subject matter hereof, all of which are merged herein. Time is of the essence in this Agreement.

6.2 Successors. This Agreement shall be binding upon and inure to the benefit of the Executive and his heirs and personal representatives, and the Company and its successors and assigns.

6.3 Notices. All notices and other communications required or permitted hereunder shall be delivered personally, sent via facsimile, certified or registered mail, return receipt requested, or next day express mail or overnight, nationally recognized courier, postage prepaid with proof of receipt, to the address or telephone number (in the case of facsimile) set forth above. Such addresses and/or telephone numbers may be changed by notice given in the manner provided herein. Any such notice shall be deemed given (i) when delivered if delivered personally, (ii) the day after deposit with the express or courier service when sent by next day express mail or courier, (iii) five (5) days after deposit with the postal service when sent by certified or registered mail, or (iv) when sent over a facsimile system with answer back response set forth on the sender's copy of the document.

6.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to choice of law principles.

6.5 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement executed by the Company and the Executive.

6.6 Headings. The section headings herein are inserted for the convenience of the parties only and are not to be construed as part of the terms of this Agreement or to be taken into account in the construction or interpretation of this Agreement.

6.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have entered into this Executive Employment Agreement as of the day and year first above written.

IMMAGE BIOTHERAPEUTICS CORP.

By:____________________________
Name: Mahesh Narayanan
President and Chief Operating Officer

Witness:

Anton Dormer Chair & CSO
Print Name:

EXECUTIVE

By: Daniel Achinko, VP Bioinformatics
Dr. Dan Achinko

ANNEX 1

For purposes of this Agreement, a "Change of Control" shall mean the occurrence of any of the following:

(a) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the then outstanding shares of Voting Securities; provided. however, in determining whether a Change of Control has occurred pursuant to this Section, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change of Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a "Subsidiary"), (ii) the Company or its Subsidiaries, or (iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined);

(b) The individuals who, as of the effective date of an initial public offering of the securities of the Company, are members of the Board (the "Incumbent Board") cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination for election by the Company's common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board, provided, however, that no individual shall be considered as a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-l 1 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(c) The consummation of:

(i) A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued, unless such merger, consolidation or reorganization is a "Non-Control Transaction". A "Non-Control Transaction" shall mean a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued where:

(A) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

(B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owing a majority of the voting securities of the Surviving Corporation, and

(C) no Person other than (1) the Company, (2) any Subsidiary, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation or reorganization, was maintained by the Company or any Subsidiary, or (4) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Voting Securities, has Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities.

(ii) A complete liquidation or dissolution of the Company; or

(iii) the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary or the distribution to the Company's stockholders of the stock of a Subsidiary or any other assets).

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change of Control shall occur.

Appendix A – Process for Determining VP Bioinformatics Bonus

APPENDIX A

Process for Determining VP Bioinformatics Bonus

Step 1: Review Achievement in Each of the Dimensions Outlined

CSO/ BOARD/STAFF RELATIONSHIP (30%)

A. Working in collaboration with the CSO in analysis, data visualization, statistical analysis, experimental design and database development as it relates to Immage business focus. The working relationship includes providing bioinformatics analysis for the CSO and Immage management team and communicates and discusses with the board and staff on analytical process and results. The VP of Bioinformatics can also develops and participates in Immage independent research project approved by the CSO in and must be in line with Immage business and positively impact the company's bottom line.

ACHIEVEMENT OF ENDS POLICIES (50%)

B. Providing direction in establishing and maintaining a long-term business bioinformatics based vaccine products which flow from the Ends Policies established by the Board. This plan sets out the future shared vision of Immage specific drug and research products development goals.

C. Creating reasonable interpretation of the Ends Policies and achieving reasonable, relevant, critical milestones as it relates to specific drug and research products development goals.

OUTSTANDING / EXTRAORDINARY ACHIEVEMENT (5%)

Step 2: Assign an achievement monitoring criteria for scoring to each dimension and total for all dimensions.

Step 3: Determine bonus amount based on the following:

- Weighted Ranking = Bonus Level
- Below 50% – no bonus
- 50-60% = 25% of bonus
- 61-70 = 40% of bonus
- 71-80% = 75% of bonus
- 81-90% = 90% of bonus
- 91-100% = 100% of bonus
- Over 100% = 105% of bonus